Exhibit 5.1

Boston Brussels Chicago Düsseldorf Frankfurt Houston London Los Angeles Miami

Milan Munich New York Orange County Paris Rome Seoul Silicon Valley Washington, D.C.

Strategic alliance with MWE China Law Offices (Shanghai)

April 2, 2014

1347 Property Insurance Holdings, Inc.

9100 Bluebonnet Centre Blvd., Suite 502

Baton Rouge, LA 70809

Re:	1347 Property Insurance Holdings, Inc. 2014 Equity Incentive Plan (the “Plan”)

Ladies and Gentlemen:

We have assisted in the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), for 1347 Property Insurance Holdings, Inc., a Delaware corporation (the “Company”), for the purpose of registering under the Securities Act 326,606 shares of its common stock, par value $0.001 per share (the “Securities”), for issuance pursuant to the Plan.

We have examined the Registration Statement and the Plan. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of certificates of officers and other representatives of the Company, instruments and certificates of public officials, corporate records and such other documents as we have deemed necessary as the basis for the opinion hereinafter set forth. In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies. As to any facts material to the opinion expressed herein which we have not independently established or verified, we have relied upon statements and representations of the Company and its officers and other representatives and of public officials and others.

We express no opinion herein as to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware.

Based on the foregoing, we are of the opinion that the Securities deliverable pursuant to the Plan, when delivered in accordance with the Plan upon receipt by the Company of adequate consideration therefor, will be validly issued and fully paid and non-assessable.

This opinion speaks only as of the date hereof. We expressly disclaim any responsibility to advise the Company of any development or circumstance of any kind, including any change of law or fact, that may occur after the date of this opinion that might affect the opinions expressed therein.

We hereby consent to the filing of this opinion with the SEC in connection with the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC.

Very truly yours,

/s/ McDermott Will & Emery LLP